Securities Evaluation Service, Inc.
Suite 200
531 E. Roosevelt Road
Wheaton, IL  60187


February 1, 1996



Advest, Inc.
One Commercial Plaza
280 Trumbull Street
Hartford, CT  06103

Re:  Multistate Trust, Series 36

Gentlemen:

     We have examined the post-effective Amendment to the Registration Statement File No. 33-8186 for the above captioned trust. We hereby acknowledge that Securities Evaluation Service, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Amendment of the reference to Securities Evaluation Service, Inc. as evaluator.

     In addition, we hereby confirm that we have researched the ratings indicated in the above-referenced Amendment, with standard industries sources which we believe to be reliable, for the respective bonds comprising the trust portfolio and the ratings indicated are current.

     You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

Securities Evaluation Service, Inc.



James R. Couture
President

JRC/jml